MRU Holdings Reports Full Year FY 2007 Financial Results and First Quarter FY 2008 Originations

Company Reports Revenue of $16.2 Million from Its First Securitization; Student Loan Originations Increase To Approximately $130 Million for FY 2008 First Quarter

NEW YORK, NY October 1, 2007 (PRNewswire) -- MRU Holdings Inc. (NASDAQ: UNCL), a specialty finance company that provides federal and private student loans through its consumer brand MyRichUncle™ and through private label partners, today announced results for its fourth quarter and fiscal year ended June 30, 2007.

MRU Holdings originated $154.4 million in private and federal student loans during its fiscal year 2007, an increase of 297% compared to fiscal year 2006. In the Company’s current quarter, Q1 FY 2008, the Company originated approximately $130 million in private and federal student loans. Of the $130 million originated, $115.5 million in private and federal loans has been disbursed and an additional $14.4 million will be disbursed to federal loan borrowers. The composition of the Company’s originated loan volume in the first quarter of fiscal year 2008 was $72.5 million of prime private loans, $34 million of Preprime™ loans, and $23.4 million of Federal loans. This represents an increase of more than 150% over the same quarter last year where the company originated $47.4 million of student loans. To date, the Company has originated more than $320 million in private and federal student loans.

“This has been a terrific year and a terrific quarter for MRU,” Ed McGuinn, Chairman and CEO said. “We have developed a talented and hardworking team at MRU who have excelled at the execution of our plan to become a leading player in the student loan industry. Our first securitization of $200 million was completed at terms that were on par with players in our industry which are significantly larger and more established than us. Our direct-to-consumer marketing strategy is working with our MyRichUncle brand becoming one of the largest originators of private student loans in the country within a space of two years from entering the market. Our origination platform is improving both turnaround times and the quality of customer response while handling more than a doubling of volume processed. Our federal loan program continues to make significant inroads into a marketplace where distribution has been largely controlled by financial aid offices and large banks and federal student loan companies. Our innovative Preprime, Test Prep and Travel Abroad loans are filling a niche for loans to very high quality borrowers with financing needs that have been largely ignored by traditional market players. ”

“We are very pleased to report that the fourth quarter of fiscal year 2007 was our first profitable quarter, with net income of more than $2.5 million before preferred stock dividends and a non-cash adjustment for the warrants that Nomura received for providing the Company’s first credit facility,” said Vishal Garg, CFO and Co-Founder. “Our loan volumes have been growing at a fantastic pace. We originated close to as many loans in our first quarter of fiscal year 2008 as we did in all of fiscal year 2007, and that puts us well on our way to achieving our origination goals for fiscal 2008.”

“What is really significant in our fiscal 2007 results is our success in marketing directly to parents and students,” said Raza Khan, President and Co-Founder. “Our growing loan volume reflects the connection we are making with our customers and validates the company’s business model of going direct. As the student loan market is opening up, MyRichUncle will continue to grow rapidly as we help consumers make smarter decisions about their student financing options with a full suite of competitive products and a high quality customer experience.”

Results of Operations - Fiscal Fourth Quarter 2007
The Company originated $34.6 million in student loans during the quarter ended June 30, 2007 compared to $15.3 million during the comparable period last year, an increase of 126%. Subscription and service revenue increased significantly due to revenue generated by the Company's Embark subsidiary, which started contributing to results during the quarter ended March 31, 2007. During the fourth quarter of fiscal 2007, the Company completed its first securitization of private student loans resulting in securitization income of $16.2 million, which is included in Other Income on the company’s income statement.

Excluding the effect on income of the accounting restatement which resulted in an increase in non-cash expense for the value of the warrants that were given to Nomura as part of the economic package for the Company’s first credit facility, net income was $2.5 million for the quarter ending June 30, 2007, compared to a net loss of $11.0 million for the quarter ending June 30, 2006. The non-cash charge for the Nomura warrants was $1.7 million in the fourth quarter of fiscal 2007 and $0.5 million in the fourth quarter of fiscal 2006.

Results of Operations - Full Fiscal Year 2007
The Company originated $154.4 million in student loans during the fiscal year ended June 30, 2007 compared to $38.9 million during the fiscal year ended June 30, 2006, an increase of 297%.  Subscription and service revenue increased significantly due to revenue generated by the Company's Embark subsidiary, which started contributing to results during the quarter ended March 31, 2007. Other Income for fiscal year 2007 includes securitization income of $16.2 million.

The net loss in fiscal 2007 was $26.5 million compared to a net loss of $27.0 million in fiscal 2006. This includes the non-cash effect of the accounting restatement for the value of the Nomura warrants of $3.2 million in fiscal 2007 and $2.0 million in fiscal 2006. Otherwise the net loss in fiscal 2007 would have been approximately $23.3 million compared to approximately $25.0 million in fiscal 2006. The Company’s loss in fiscal 2007 was primarily due to the Company’s continued investment in marketing and technology infrastructure to grow its origination volume. The Company expects its costs as a percentage of its revenues to decline significantly over the coming years as its loan volumes continue to grow and its investments in creating a widely known consumer brand and its technology infrastructure start generating returns.

For additional information on the Company and its performance, please refer to the Company’s Annual Report on Form 10-KSB for the period ended June 30, 2007.

Recent Accomplishments
The Company had several recent accomplishments in the capital markets. In June 2007, the Company completed its first securitization of $200 million in private student loans. The loans initially sold to the Trust generated an economic value of approximately $19 million, comprised of a gain on sale of $16.2 million and an increase to equity of $2.8 million, which was recognized in the Company's 2007 fourth fiscal quarter ending June 30, 2007. The overall yield of approximately 13% represents total economics to the Company as a percentage of the $137.8 million loan balance initially sold to the Trust. In addition, through the release of capital and sale of the loans at a premium to the securitization trust, the securitization transaction generated $8.0 million in net cash proceeds after transaction expenses for the Company.

In June 2007, MRU Holdings was added to the Russell Microcap Index, which measures performance of the microcap segment. In July 2007, the Company met the NASDAQ requirements to be upgraded to list its securities on The NASDAQ Global Market, enhancing its visibility through inclusion in the NASDAQ Global Market Composite Index.

Originations Outlook
As previously reported, the Company expects to originate approximately $365 million in private and federal student loans in the fiscal year ending June 30, 2008 and approximately $630 million for the fiscal year ending June 30, 2009.

Restatement and Resulting Non-cash Charge to Earnings for Nomura Warrants
As a result of a review by management of the data considered in determining the value of the warrants issued to Nomura Credit & Capital Inc. in 2005, the Company has determined that recording a non-cash expense totaling $6.1 million was required to attribute appropriate value to the warrants. The Company has restated its annual SEC filings for fiscal 2005 and fiscal 2006 for the change, which increased the net loss incurred by the company by $0.8 million for fiscal 2005 and by $2.0 million for fiscal 2006, and intends to restate the relevant quarterly SEC filings for the affected fiscal 2007 periods as it files its quarterly results during fiscal 2008. This restatement had no material impact on the Company's operations or cash flow.

All of the warrants issued to Nomura were exercised and converted to common shares or sold by Nomura during 2006 and 2007. The fourth quarter of fiscal 2007 was the last quarter where the Company will record a non-cash expense for the value of the warrants issued to Nomura.

A full description of the restatement is presented in the footnotes to the Company's financial statements in the Company’s Annual Report on Form 10-KSB for fiscal 2007 and in the Company’s Annual Reports on Form 10-KSB/A for fiscal 2005 and fiscal 2006.

About MRU Holdings, Inc.
MRU Holdings, Inc. (NASDAQ: UNCL) is a publicly traded specialty finance company that provides students with funds for higher education using a blend of current market credit practices as well as its own proprietary analytic models and decision tools. The Company has a renowned brand name "MyRichUncle™" and highly scalable origination infrastructure. The Company utilizes these assets to provide private and federal loans to students. MRU distinguishes itself from the competition as it does not take a "one-size fits all" approach to designing student loan products, allowing itself and its marketing partners to create a student loan offering that directly addresses their specific customer needs. Additional information concerning MRU Holdings is available at http://www.MRUHoldings.com.

About MyRichUncle
From its inception in 2000, MyRichUncle has been at the forefront of innovation for education finance, most recently focusing on the growth market of student loans.  Since its launch in the summer of 2005, MyRichUncle has originated more than $320 million in private and federal student loans using its breakthrough underwriting platforms and innovative technology to deliver competitively priced products and services to borrowers.  In May 2006, the Company launched Preprime™, the first and only student loan that allows students to qualify for loans based on individual merit, rather than credit history alone.  In June 2006, MyRichUncle launched its Federal student loans with upfront interest rate reductions at repayment.  Dedicated to reshaping the student loan industry to function in the best interests of the students, founders Vishal Garg and Raza Khan and their team are committed to delivering the most innovative solutions for their customers financing needs. The Company and its founders have been recognized by Fast Company’s Fast 50 (2006) and listed among BusinessWeek.com’s Tech’s Best Young Entrepreneurs (2006).  For more information, visit http://www.myrichuncle.com.

Safe Harbor Statement
The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties that, if realized, could materially impair the Company’s results of operations and/or its financial condition. These forward-looking statements may be affected by the risks and uncertainties inherent in the educational finance market and in the Company’s business, as disclosed by the risk factors contained in our 10-KSB for the fiscal year ended June 30, 2007. The Company cautions that certain important factors may have affected and could in the future affect the Company's beliefs and expectations, and could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. The forward-looking statements contained herein are made as of the date hereof and the Company does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

Investor Inquiries: Denise Gillen, Vice President of Investor Relations
212-836-4165; dgillen@mruholdings.com

Media Inquiries: Karin Pellmann, Vice President of Public Relations
212-444-7541; kpellmann@mruholdings.com
UNCLF

MRU HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JUNE 30, 2007 AND 2006

	Year Ended	Year Ended
	June 30, 2007	June 30, 2006
OPERATING REVENUE:		(Restated)
Referral income - private student loans	63	1,889
Loan portfolio interest income - private student loans	7,790,303	1,206,160
Loan portfolio interest income - federal student loans	119,212	0
Origination fee revenue - private loans	110,401	9,526
Origination processing fees	458,127	0
Late payment fee revenue	2,898	494
Subscription and service revenue	1,661,383	26,423
Total Operating Revenue	10,142,388	1,244,492
COST OF REVENUES
Referral marketing costs - consolidation student loans	0	23,300
Referral marketing costs - private student loans	991,149	348,822
Facility interest and origination bank costs	6,195,281	1,078,202
Valuation reserve provision - private student loans	2,921,241	814,631
Consulting and hosting	152,583	53,775
Cost of subscription and service revenue	396,356	0
Servicing and custodial costs	337,592	82,625
Total Cost of Revenues	10,994,203	2,401,355
GROSS PROFIT/(LOSS)	(851,815)	(1,156,863)
OPERATING EXPENSES
Corporate general and administrative expenses	12,283,549	9,609,122
Sales and marketing expenses	13,944,598	7,447,426
Operations expenses	5,178,003	2,522,738
Technology development	3,296,223	1,466,705
Legal expenses	973,873	590,513
Other operating expenses	980,084	661,255
Depreciation and amortization (1)	5,880,233	3,996,385
Total Operating Expenses	42,536,564	26,294,144

OPERATING (LOSS)	(43,388,379)	(27,451,007)
OTHER INCOME/(EXPENSE)
Securitization Income	16,205,324	0
Interest income	472,222	428,201
Interest expense	(7,421)	(23,501)
Other non-operating income	189,617	30,868
Total Other Income/(Expense)	16,859,741	435,568

(LOSS) BEFORE PROVISION FOR INCOME TAXES	(26,528,638)	(27,015,439)
Provision for income taxes	0	0
NET (LOSS)	$(26,528,638)	$(27,015,439)
LESS PREFERRED STOCK DIVIDEND	(2,894,047)	(11,606,683)
NET (LOSS) APPLICABLE TO COMMON SHARES	$(29,422,684)	$(38,622,122)

NET (LOSS) PER BASIC AND DILUTED SHARES	$(1.42)	$(2.56)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	20,720,628	15,100,652

(1) Includes $3.2 million in FY07 and $2.0 million in FY06 of amortization of the value of the warrants issued to Nomura in 2005